EXHIBIT 10.14

Golden Phoenix Minerals, Inc.

April 16, 2010

Mhakari Gold (Nevada) Inc.
c/o Mhakari Gold Corp.
141 Davisville Ave., Suite 506
Toronto, Ontario M4S 1G7

Attention: Sheldon Davis, President

Re: Offer to Acquire Mineral Interests

Dear Sirs:

This correspondence is a letter of intent forming the basis of our understanding with respect to the proposed purchase (the "Acquisition") by Golden Phoenix Minerals, Inc. (the "Purchaser") of an undivided 80% interest in those mineral properties (the "Mhakari Vanderbilt Properties") owned or over which an exclusive option is held by Mhakari Gold (Nevada) Inc. (the "Vendor"), as more particularly described at Schedule "A" (the "Purchased Assets"). The proposed purchase contemplated hereby is contingent on the parties concurrently completing the purchase and sale of an 80% interest in the "Mhakari Claims Excluding Vanderbilt", as more particularly described in a letter of intent date the date hereof entered into between the Purchaser and the Vendor.

1.
Upon execution of this letter of intent, the parties shall, acting reasonably and in good faith, proceed immediately to negotiate a definitive and binding purchase agreement (the "Definitive Agreement") containing customary terms, conditions, covenants, representations and warranties and reflecting the following agreed terms:

(a)	The purchase price payable by the Purchaser to the Vendor for an undivided 80% interest in the Purchased Assets will be as follows:

(i)
upon signing of the Definitive Agreement, (A) the Vendor agrees to satisfy the remaining payment owing under an option agreement dated June 19, 2009 with Mr. John Path pursuant to which Mhakari Gold Corp. ("Mhakari") received an exclusive option over certain mining interests identified at Schedule "A", such option agreement having subsequently been transferred and assigned by Mhakari to the Vendor, and (B) the issuance by the Purchaser to the Vendor (or as the Vendor may direct) of 2,000,000 common shares and 2,000,000 warrants with a strike price of $0.05 in the capital of the Purchaser exercisable for a period of five years;

(ii)
within 48 months of signing the Definitive Agreement, the Purchaser shall be required to expend no less than a further $350,000 in exploration and development expenditures (of which no more than $80,000 may be expended on permitting, claim, holding-related or insurance costs) on the Mhakari Vanderbilt Properties;

(iii)
the Purchaser completes all payments necessary to acquire an 80% interest in the "Mhakari Claims Excluding Vanderbilt" from the Vendor; provided that, should the Purchaser elect not to increase its interest in the "Mhakari Claims Excluding Vanderbilt" from 51% to 80%, any balance owing in respect of exploration and development expenditures shall be applied to the Mhakari Vanderbilt Properties such that the Purchaser has incurred a minimum of $1,500,000 in exploration and development expenditures in total between the Mhakari Vanderbilt Properties and the "Mhakari Claims Excluding Vanderbilt" within 48 months of signing the Definitive Agreement,

(collectively, the "Purchase Price").

(b)
The Purchaser may accelerate any or all of such payments and, except as expressly noted above, any and all excess payments shall be carried forward and applied as a credit against payments that the Purchaser is required to make in the succeeding period or periods.

(c)	The parties hereby recognize and agree to honour the existing net smelter return royalty affecting a portion of the Mhakari Vanderbilt Properties, all as more particularly described at Schedule "A".

(d)
The shares issuable to the Vendor pursuant to Section 1(a) (the "Consideration Shares") shall be issued as fully paid and non-assessable. The Vendor acknowledges that the Consideration Shares may be subject to regulatory hold periods, in which case the share certificates representing the Consideration Shares shall bear the appropriate legends. The Purchaser shall make all such filings and take all such further actions as may be necessary to ensure that the Consideration Shares are, no later than 5 days following the signing of the Definitive Agreement, validly posted for trading on the OTC.BB or another mutually agreed, recognized North American stock exchange. The Consideration Shares shall be adjusted in the event of a consolidation, share split or other similar event or in the event that the Purchaser is acquired pursuant to a takeover, amalgamation or other similar transaction, in any case between the date of this letter of intent and the execution date of the Definitive Agreement.

(e)	Upon signing of the Definitive Agreement, the Purchaser shall be designated the operator of the Mhakari Vanderbilt Properties in order that it may complete the required exploration and development.

(f)	Upon satisfying the Purchase Price in full:

(i)
the parties shall forthwith enter into a joint venture agreement (the "Joint Venture Agreement") with respect to the Mhakari Vanderbilt Properties. Under the terms of the Joint Venture Agreement, the Purchaser will assume day-to-day operational control of the Mhakari Vanderbilt Properties. Questions relating to the structure, budget, funding and strategy of the joint venture ("JV") and other considerations outside the ordinary course of business or day-to-day operation of the JV will be determined by a joint venture committee ("JV Committee") to be comprised of one representative of each of the Purchaser and the Vendor. Every question to determined by the JV Committee shall be decided by a majority of votes; a party owning greater than a 50% interest in the JV shall have the casting or tie-breaking vote in the event of an equality of votes on any question to be determined by the JV Committee. The Joint Venture Agreement will contain customary terms and conditions and will provide that, should either party not contribute its proportionate share of required capital relative to its ownership interest in the Purchased Assets, its ownership interest shall be reduced on the basis of 1% for every $200,000 which such party fails to contribute toward the expenses of the JV. Either party holding a minority interest in the Purchased Assets shall receive a "tag-along" right whereby the party holding such minority interest shall have the right to participate, on a pro rata basis, in a sale by the majority interest holder of all or any part of its interest in the Purchased Assets to a bona fide third party purchaser; provided that, upon either party being diluted to less than a 1% ownership interest in the Purchased Assets, such minority owner's interest shall be converted into a 1% net smelter return royalty (subject to an option in favour of the majority owner to acquire such royalty for an aggregate purchase price of $1,000,000);

(ii)	the Purchaser shall receive an undivided 80% ownership interest in the Mhakari Vanderbilt Properties; and

(iii)	the Vendor shall file all transfer documents necessary to effect and record with the relevant government agencies the transfer of the ownership interest stipulated hereunder.

2.
Confidentiality: The parties hereto acknowledge that certain confidential information will be disclosed for the purposes set out in this letter of intent. Each party to whom confidential information is disclosed (the "Recipient") hereby agrees that all such confidential information disclosed to it will be kept confidential, provided that the Recipient may disclose the confidential information (i) to its officers, employees, contractors, professional advisors, and other representatives strictly on a need to know basis, (ii) with the prior written consent of the disclosing party, or (iii) if required by law. Such confidential information will be used by the Recipient solely in connection with the purposes set out in this letter of intent and for no other or improper purpose.

3.
Due diligence: The Acquisition shall be conditional upon the parties completing due diligence to their reasonable satisfaction within 30 days of the date of this letter of intent. Notwithstanding anything to the contrary contained herein, either party may, upon written notice within 30 days of the date hereof, terminate negotiations with respect to the Acquisition as a result of their due diligence findings. In the event of such termination, the parties shall be released from any obligations in respect of the Acquisition, except that the confidentiality provisions set out above shall remain in full force and effect for a period of two years from the date hereof.

4.
Exclusivity: In the event that the Definitive Agreement is not entered into on or before April 30, 2010, this letter of intent shall terminate. Notwithstanding the preceding sentence, the confidentiality provisions noted above shall survive the termination of this letter of intent.

5.
This letter of intent shall be governed by the laws of the State of Nevada and the federal laws of the United States applicable therein, and the parties hereby irrevocably attorn to the non-exclusive jurisdiction of the courts of such state.

6.
This letter of intent may be executed (by original or facsimile transmission) in several counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute but one and the same instrument.

[Signatures to follow.]

If you agree to the terms of this letter of intent, please execute a duplicate copy hereof and return it to the Purchaser at the address noted above.

Yours very truly,

GOLDEN PHOENIX MINERALS, INC.

Per: /s/ Thomas Klein
             Authorized Signing Officer

Agreed to and accepted this 16th day of April, 2010.

MHAKARI GOLD (NEVADA) INC.

Per: /s/ Sheldon Davis
             Authorized Signing Officer

Schedule "A"

Description of Purchased Assets \

See attached.